Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 Nos. 333-138475; 333-170966) of Hercules Offshore, Inc. and in the related Prospectus, and

2)	Registration Statement (Form S-8 Nos. 333-129344, 333-134135, 333-149289, 333-176441) pertaining to the 2004 Long-Term Incentive Plan of Hercules Offshore, Inc.;

of our report dated February 28, 2013, except for the effects of discontinued operations as discussed in Note 1, as to which the date is August 23, 2013, with respect to the consolidated financial statements and schedule of Hercules Offshore, Inc. included in this Current Report on Form 8-K of Hercules Offshore, Inc. for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Houston, Texas
August 23, 2013